CLAYMORE SECURITIES, INC.
                             CLAYMORE ADVISORS, LLC
                            CLAYMORE INVESTMENTS INC.
                                       AND
                        CLAYMORE ADVISED CLOSED-END FUNDS
                         CLAYMORE ADVISED OPEN-END FUNDS
                         CLAYMORE UNIT INVESTMENT TRUSTS
                     CLAYMORE ADVISED EXCHANGE TRADED FUNDS

                           -------------------------

                                 CODE OF ETHICS


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                                TABLE OF CONTENTS

                                                                           Page

I.       INTRODUCTION.........................................................1

II.      GENERAL STANDARDS....................................................1

III.     DEFINITIONS..........................................................2

IV.      APPLICATION OF THE CODE..............................................3

V.       RESTRICTIONS.........................................................4

VI.      PRE-CLEARANCE AND REPORTING PROCEDURES...............................5

VII.     EXCEPTIONS TO PRE-CLEARANCE AND REPORTING REQUIREMENTS...............8

VIII.    INDEPENDENT TRUSTEES OF INVESTMENT COMPANY CLIENTS...................8

IX.      COMPLIANCE WITH OTHER ADVISER OR FUND CODES..........................9

X.       ENFORCEMENT OF CODE AND CONSEQUENCES FOR FAILURE TO COMPLY...........9

XI.      RETENTION OF RECORDS................................................10

XII.     AMENDMENT TO THIS CODE..............................................10

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I.       INTRODUCTION

         The policy of Claymore Securities, Inc. and Claymore Advisors, LLC and Claymore Investments, Inc. (collectively, "Claymore") is to avoid any conflict of interest, or the appearance of any conflict of interest, between the interests of its clients and the interests of Claymore, its officers, directors and employees. This Code of Ethics (the "Code") is based on the principle that Claymore owes a fiduciary duty to any person or institution it serves as an adviser or sponsor to ensure that the personal securities transactions of the firms and their employees do not interfere with, or take unfair advantage of, their relationship with clients.

         Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act") and section 17(j) of the Investment Company Act of 1940 (the "1940 Act") and Rule 17j-1 thereunder are intended to address the potential conflicts arising from the personal investment activities of advisory and investment company personnel. This Code has been adopted by Claymore to meet those concerns and legal requirements.

         This Code has also been (or will be proposed to be) adopted by certain closed-end and open-end funds and exchange traded funds advised and the unit investment trusts sponsored by Claymore (collectively, the "Investment Company Clients").

         Claymore also separately has adopted procedures designed to prevent the misuse of inside information by Claymore and persons subject to this Code. The business of Claymore depends on investor confidence in the fairness and integrity of the securities markets. Insider trading poses a significant threat to that confidence. Trading securities on the basis of inside information or improperly communicating that information to others may expose Claymore or its employees to stringent penalties.

         The Code is drafted broadly; it will be applied and interpreted in a similar manner. You may legitimately be uncertain about the application of the Code in a particular circumstance. Claymore encourages each of you to raise questions regarding compliance. Often, a single question can forestall disciplinary action or complex legal problems.

         As more fully explained in Section IV, the Code applies to all Claymore employees, directors and officers unless otherwise noted in particular sections. Each person subject to the Code (other than Independent Trustees) must acknowledge on Exhibit D that he or she has received, read and agrees to be bound by the Code. You should direct any question relating to the Code to Claymore's Chief Compliance Officer ("CCO"), Anne Kochevar, or, in her absence, to Sue Pittner. You also must notify the CCO immediately if you have any reason to believe that a violation of the Code has occurred or is about to occur.

II.      GENERAL STANDARDS

         All Claymore personnel are expected to conduct their activities in accordance with high standards of commercial honor and ethical principles. Accordingly, no person subject to the Code may engage in any conduct that is deceitful, fraudulent or misleading in connection with the implementation of an investment strategy, or the purchase or sale of any investment, for a

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client. Moreover, no person may place his or her own interests ahead of the interests of clients or engage in any transaction which interferes with, derives undue benefit, deprives a client of an investment opportunity, or is inconsistent with the investments undertaken for a client. In this regard, no person may use information concerning the investments recommended or made for clients for his or her personal benefit or gain in a manner detrimental to Claymore clients.

         All persons subject to the Code must comply with the applicable provisions of the Advisers Act and the 1940 Act, and other applicable federal securities laws.(1) No person subject to the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a client may:

            o     employ any device, scheme, or artifice to defraud the client

            o make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading or in any way mislead the client regarding a material fact

            o engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the client

            o     engage in any manipulative practice with respect to the client

         Persons covered by this Code must adhere to its general principles as well as comply with the Code's specific provisions. It bears emphasis that technical compliance with the Code's procedures will not automatically insulate from scrutiny trades which show a pattern of abuse of the individual's fiduciary duties to its Clients. In addition, a violation of the general principles of the Code may constitute a punishable violation of the Code.

III.     DEFINITIONS

When used in the Code, the following terms have the meanings described below:

A. Access Person. Any director, officer, or partner of Claymore or an Investment Company Client or any employee of Claymore or an Investment Company Client who (a) has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of an Investment Company Client or (b) is involved in making securities recommendations to clients, or who has access to

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(1)   Federal Securities Laws means the Securities Act of 1933(15 U.S.C.
      771-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a-mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the
      Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the Gramm-Leach-Bliley Act (Pub.
      L. No. 106-102) 113 Stat 1338 (1999), any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311-5314; 5316-5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

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         such recommendations that are nonpublic. Currently all Claymore employees are deemed access persons. See Exhibit A.

B. Chief Compliance Officer. The Code contains many references to the Chief Compliance Officer (CCO). The CCO is Anne Kochevar. References to the CCO also include, for any function, any person designated by the CCO as having responsibility for that function from time to time. If the CCO is not available, reports required to be made to the CCO, or actions permitted to be taken by the CCO, may be made to Sue Pittner, provided a copy is sent to the CCO. See Exhibit B.

C. Independent Trustee. A trustee of a closed-end fund, open-end fund or exchange-traded fund which is an Investment Company Client who is not an "interested person" of the closed-end fund, open-end fund or exchange-traded fund within the meaning of Section 2(a)(19) of the 1940 Act.

D. Investment Personnel. Any Access Person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for a client, (2) any natural person who controls an Investment Company Client or Claymore and who obtains information concerning recommendations made to a client regarding the purchase or sale of securities by the client, and (3) any natural person involved in Claymore index administration functions. A list of Investment Personnel is attached as Exhibit C.

E. Personal Securities Transaction. The Code regulates Personal Securities Transactions as a part of the effort by Claymore to detect and prevent conduct that might violate the general prohibitions outlined above. A Personal Securities Transaction is a transaction in a security, other than an exempted security (as defined below), in which a person subject to this Code has a beneficial interest.

         1. Security. Security is defined very broadly, and means any note, stock, bond, debenture, investment contract, limited partnership or limited liability membership interest, and includes any right to acquire any security (an option or warrant, for example).

         2. Beneficial interest. You have a beneficial interest in a security in which you have, directly or indirectly, the opportunity to profit or share in any profit derived from a transaction in the security, or in which you have an indirect interest, including beneficial ownership by your spouse or minor children or other dependents or any immediate family member living in your household, or your share of securities held by a partnership of which you are a general partner. Technically, Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 will be applied to determine if you have a beneficial interest in a security (even if the security would not be within the scope of section 16).

IV.      APPLICATION OF THE CODE

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Many of the restrictions on Personal Securities Transactions (as defined in
Section III.E.) and the compliance procedures contained in the Code apply to all Access Persons. Investment Personnel are subject to additional restrictions as indicated in the Code. Such persons include, but are not limited to the following:

              o   Portfolio managers who manage the accounts

              o Research analysts or research assistants who are members of the management team for the accounts

              o   Traders who trade on behalf of clients

              o Support staff and administrative assistants working directly with portfolio managers and analysts

              o   Personnel involved in Claymore index administration.

V.       RESTRICTIONS

A. No Conflicting Personal Securities Transactions. No Access Person shall engage in a Personal Securities Transaction in a security which the person knows or has reason to believe (i) is being purchased or sold (i.e., a pending "buy" or "sell" order), (ii) has been purchased or sold for an advisory client within the last seven (7) calendar days, or
         (iii) is being considered for purchase or sale by an advisory client, until that advisory client's transactions have been completed or consideration of such transactions has been abandoned. A security will be treated as "under consideration" for an advisory client, if the portfolio manager or investment team responsible for the management of the account of that advisory client intends to purchase or sell the security in the next seven (7) calendar days. No Access Person shall engage in a Personal Securities in a security which the person knows or has reason to believe is under consideration for inclusion or exclusion in an index administered by Claymore within seven (7) calendar days prior to or after the index rebalance being published.

         Without limiting the generality of the foregoing, (a) no Investment Personnel shall engage in a Personal Securities Transaction in a security within seven calendar days before and after any series of the Investment Company Client in which he or she advises or supervises trades in that security; and (b) no Access Person shall engage in a Personal Securities Transaction in a security on the same day there is a pending buy or sell order in that security by the Investment Company Client with respect to which such person is an Access Person. With respect to Claymore Unit Investment Trusts, no Access Person shall engage in a personal securities transaction within 7 days of the security being purchased for the initial deposit of a trust. With respect to Claymore's index administration, no Access Person shall engage in a personal securities transaction within 7 days of a security being included or excluded from the index. A list of Investment Personnel is attached as Exhibit C. Any profits realized on trades in violation of this

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         prohibition will be disgorged to a charitable organization that is selected by the CCO or her designee.

B. Private Placements. No Access Person shall acquire a beneficial interest in a security in a private placement without express prior written approval from the CCO.

C. Initial Public Offerings. No Access Person shall acquire a beneficial interest in a security in an initial public offering.

D. Short-term trading. Investment Personnel and Fund Trustee's shall not profit in the purchase and sale, or sale and purchase, of the same (or equivalent) security within sixty calendar days. ACCESS PERSONS SHALL NOT PROFIT IN THE PURCHASE AND SALE, OR SALE AND PURCHASE OF ANY CLAYMORE FUND OR TRUST WITHIN SIXTY CALENDAR DAYS. Trades made in violation of this prohibition shall be unwound or, if that is impracticable, any profits must be disgorged to a charitable organization that is selected by the CCO or her designee.

E. Gifts. Access Persons shall not accept any gift or other thing of more than de minimus value (e.g. $100) from any person or entity that does business with or on behalf of any client of Claymore, or seeks to do business with or on behalf of a client. Gifts in excess of this value must either be returned to the donor or paid for by the recipient. It is not the intent of the Code to prohibit the everyday courtesies of business life. Therefore, this prohibition does not include an occasional meal or ticket to a theater, entertainment or sporting event that is an incidental part of a meeting that has a clear business purpose.

F. Service as Director. Access Persons shall not serve on the board of directors of a publicly traded company, without prior authorization by the CCO. Access Persons may submit a request for authorization and such request shall state the position sought, the reason service is desired and any possible conflicts of interest known at the time of the request. Service may be authorized by the CCO only if the CCO determines that service in that capacity would be consistent with the interests of Claymore and its clients. In addition, Investment Personnel who receive authorization to serve in such a capacity shall be isolated through "Information Barrier" procedures from making investment decisions regarding securities issued by the entity involved.

VI.      PRE-CLEARANCE AND REPORTING PROCEDURES

A.       Pre-clearance Procedures.

         1. Pre-clearance Requirement. Except as provided below, all Access Persons must receive prior approval of their Personal Securities Transactions from the CCO or her designee. Personal Securities Transactions of the CCO must be approved by the General Counsel. Any approval shall be valid for one business day.

         2. Personal Securities Transaction Form. All requests for pre-clearance of Personal Securities Transactions must be made on the form attached as Exhibit F.

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         3.   Factors to Consider in Pre-clearing Personal Securities
              Transactions. The CCO should consider:

                  o whether the security appears on Claymore's Product Security List or Index Consideration Lists.

                  o whether the investment opportunity should be reserved for a client

                  o whether the opportunity is being offered to an individual by virtue of his/her position with respect to Claymore's relationship with a client

         4. Subsequent Disclosure by Access Person. If pre-clearance is granted, the Access Person must disclose the Personal Securities Transaction when he or she participates in any subsequent investment decision for a client regarding the same issuer. In such circumstances, the decision to purchase or sell securities of the issuer will be subject to an independent review by the CCO or her designee.

         5. Exemptions from Pre-clearance. Access Persons do not need to seek pre-clearance for the following transactions:

                  o Purchases or sales which are non-volitional on the part of either the Access Person or the Investment Company Client (e.g., transactions in corporate mergers, stock splits, tender offers); or

                  o Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities.

                  o Purchases or sales effected in any account (previously approved by the CCO) over which the Access Person has no direct or indirect influence or control.

                  o Purchases which are part of ongoing participation in an automatic dividend reinvestment plan. (The initial election to participate in an automatic dividend reinvestment plan should be pre-cleared.)

B. Reporting Requirements. Every Access Person must report to the CCO or her designee the following reports regarding the Access Persons direct or indirect beneficial ownership in securities (other than Excepted Securities):

         1. Initial and Annual Holdings Reports. No later than ten days after the person becomes an Access Person, and annually thereafter as of December 31, the following information:

                  o the title and type of security, interest rate and maturity date (if applicable), CUSIP number or exchange ticker symbol, number of shares and principal amount of each security beneficially owned

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                  o    the name of any broker, dealer or bank with whom the
                       Access Person maintained an account

                  o    the date that the report is submitted by the Access
                       Person

                  o the reports can be accomplished through submission of account statements or the form at Exhibit G

              Information contained in the Initial Holdings Report must be current as of 45 days prior to the person becoming an Access Person. Annual reports shall be delivered to the Chief Compliance Officer no later than January 30 of the following year and shall contain a statement attesting to the accuracy of the information provided.

         2. Quarterly Transaction Reports. No later than ten days after the end of the calendar quarter, the following information (a) with respect to any Personal Securities Transaction during the quarter:

                  o The date of the transaction, the title and type of security, the CUSIP number or exchange ticker symbol (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security

                  o The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition)

                  o    The price at which the transaction was effected

                  o The name of the broker, dealer or bank with or through which the transaction was effected

                  o    The date that the report is submitted by the Access
                       Person

              (b) With respect to any account established by the Access Person:

                  o The name of the broker, dealer or bank with whom the Access Person established the account

                  o    The date the account was established

                  o    The date that the report is submitted by the Access
                       Person

C. Execution of Personal Securities Transactions Through Disclosed Brokerage Accounts; Duplicate Confirmations. All Personal Securities Transactions must be conducted through brokerage or other accounts that have been identified to the CCO or her designee. Each such account must be set up to deliver or mail duplicate copies of all

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         confirmations and statements to: Claymore Securities, Inc., Attention:
         Compliance Department, 2455 Corporate West Drive, Lisle, IL 60532.

         Duplicate confirmations and periodic account statements shall satisfy the transaction reporting requirements set forth above in Section VI.B above, if all the information required to be included in the transaction report is contained in the broker confirmations or account statements.

         It is permissible to purchase securities such as limited partnerships and variable annuity contracts directly from the issuer, even though they may not be purchased through a brokerage account, if such securities are reported and pre-cleared in accordance with the procedures above. No exceptions will be made to this policy. All persons subject to the Code shall cooperate in all aspects with the CCO in securing confirmations and statements in a timely manner.

VII.     EXCEPTIONS TO PRECLEARANCE AND REPORTING REQUIREMENTS

         Excepted Securities. Access Persons do not need to report transactions or holdings, or seek pre-clearance for transactions, in the following securities.

              o shares of open-end investment companies that are not Investment Company Clients (open-end funds for which Claymore is not the investment adviser or distributor) PLEASE NOTE THAT ALL ETFS MUST BE PRE-CLEARED.

              o direct obligations of the U.S. government (U.S. treasury bills, notes and bonds);

              o money market instruments, including bank certificates of deposit, bankers' acceptances, commercial paper and repurchase agreements

              o   shares of money market funds;

              o shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of whom are Investment Company Clients. Note: All purchases and sales of Claymore sponsored Unit Investment Trusts must be pre-cleared.

VIII.    INDEPENDENT TRUSTEES OF INVESTMENT COMPANY CLIENTS

         Independent Trustees shall not be subject to the provisions of Sections V and VI of this Code of Ethics except as noted below.

              1. Independent Trustees shall be subject to Sections V.A. "Restrictions-No Conflicting Personal Securities Transactions", V.B. "Restrictions-Private Placements" and VI.B.2. "Pre-Clearance and Reporting Procedures-Reporting Requirements-Quarterly Transaction Reports" only if the Independent Trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee,

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                  should have known that during the 15-day period immediately before or after the trustee's transaction in a security (except for Excepted Securities described in Section VII "Exceptions to Preclearance and Reporting Requirements"), the closed-end fund or open-end fund or ETF of which such person is an Independent Trustee, purchased or sold the security, or a purchase or sale was considered on behalf of the closed-end fund, open-end fund or ETF.

              2. Although not strictly prohibited, it is recommended that Independent Trustees refrain from trading in shares of the relevant closed-end fund, open-end fund or ETF for a period of seven calendar days before and after meetings of the Board of Trustees of such fund.

              3. Independent Trustees shall not accept any gift or other thing of more than de minimis value (e.g. $100) from any person or entity that the Independent Trustee knows or should know does business with or on behalf of, or seeks to do business with or on behalf of a closed-end fund, open-end fund or ETF on whose board the Trustee serves. Gifts in excess of this value must either be returned to the donor or paid for by the recipient. It is not the intent of the Code to prohibit the everyday courtesies of business life. Therefore, this prohibition does not include an occasional meal or ticket to a theater, entertainment or sporting event that is an incidental part of a meeting that has a clear business purpose.

              4. In lieu of the sanctions contemplated by Section X.D. hereof, Independent Trustees shall be subject to sanctions as determined by the Board of Trustees of the relevant closed-end fund, open-end fund or ETF.

IX.      COMPLIANCE WITH OTHER ADVISER OR FUND CODES

         Access Persons who are employed by an investment adviser (other than Claymore) serving as sub-adviser or investment manager of an Investment Company Client, who are subject to such other investment adviser's code of ethics, which code complies with the requirements of Section 17 and Rule 17j-1 of the 1940 Act, shall not be subject to compliance with the terms of this Code.

         Independent Trustees of an Investment Company Client who are subject to a separate code of ethics adopted by that Investment Company Client (that is not the same as the form of this Code), which code complies with the requirements of
Section 17 and Rule 17j-1 of the 1940 Act, shall not be subject to compliance with the terms of this Code with respect to that Investment Company Client.

         X.       ENFORCEMENT OF CODE AND CONSEQUENCES FOR FAILURE TO COMPLY

A. Certification. All persons subject to the Code (other than Independent Trustees) shall certify annually that they have read and understood the Code and recognized that they are

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         subject thereto, and that they have complied with the requirements of the Code. See Exhibit E.

B. Review of Reports. The CCO or her designee shall review all reports submitted under the Code.

C. Notification of Reporting Obligation. The CCO or her designee shall update Exhibits A, B and C as necessary to include new Access Persons and Investment Personnel and shall notify those persons of their obligations under the Code.

D. Sanctions for Violations. Upon discovery of a violation of this Code, including either violations of the enumerated provisions or the general principles provided, Claymore may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.

E. Annual Review. Pursuant to Rule 17j-1(c)(2)(ii), Claymore will at least annually review this Code of Ethics to determine whether it is reasonably designed to prevent persons subject to the Code from engaging in fraudulent activities prohibited by paragraph (b) of the rule. The CCO will certify annually that Claymore has adopted procedures reasonably necessary to prevent Claymore Access Persons from violating this Code of Ethics.

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XI.      RETENTION OF RECORDS

         The CCO or her designee shall maintain all records required under Rule 17j-1 of the 1940 Act and Rule 204A-1 under the Advisers Act for the periods required under the Rules.

XII.     AMENDMENT TO THIS CODE

         An Investment Company Client's depositor or the board of trustees, as the case may be, must approve any material change to this Code no later than six months after the adoption of the material change.

         November 2007

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